EXHIBIT 99.1

CCUC ANNOUNCES TWO ACQUISITIONS REVEALING COMPANY’S EXCITING NEW BUSINESS MODEL

Acquisition of Imperial Coachworks And Plug-In Motors, Inc. Defines Company’s Strategy To Provide “Pure Electric” Technologies For The Livery And Fleet Transportation Markets

Springfield, MO. August 24th, 2009 – Classic Costume Company, Inc. (CCUC.OB-OTC), a Business Development, Marketing and Manufacturing Conglomerate, announces today that it has recently completed the acquisitions of Imperial Coachworks, Inc. and Plug-In Motors, Inc. as wholly owned subsidiaries revealing Company’s new business model to be a leading provider of “Pure Electric” technologies for the Custom Livery, Fleet and Government transportation markets.

About Imperial Coachworks, Inc.

Imperial Coachworks, Inc. and its subsidiary, Imperial Coach Builders, is a limousine and specialty vehicle manufacturing company that operates out of a 60,000 square foot manufacturing facility in Springfield, Missouri. Imperial is one of only nine limousine manufacturers operating under a QVM (Qualified Vehicle Modifier) Agreement with Ford Motors. The Company also has relationships with General Motors and Chrysler Corporation. Imperial is able to utilize the expertise of the supplier for superior engineering design, warranty support to its customers, rebates for chassis purchases and a source of marketing funds

Imperial’s design team also has a tremendous amount of experience in the creation and restoration of custom and classic automobiles. The company has designed and built a line of Ford Model T Roadsters to add to its other custom cars. These vehicles are true to the era of the custom hot rod, but are built utilizing modern technology in each of the engineering components. For more information visit the web site: www.limoland.com

About Plug-In Motors, Inc.

Plug-In Motors, Inc. based out of Kansas City, MO. is a specialty automotive technology company that provides a zero emission, high performance 100% “Pure Electric” vehicle conversion solution for any size production vehicle.  Mr. Kurt Neutgens, President and founder of Plug-In Motors, has 20 years of experience in the automotive industry with an expertise in product development, manufacturing quality and powertrain integration. He was previously an Engineering Manager of the F-150 at Ford Motor Company. He has positioned Plug-In Motors to be the first to provide Premium Pure Electric Vehicle upgrades to the automotive market. The “Premium” designation indicates to the Company’s customers a stronger, cleaner and safer “Pure Electric” vehicle to drive.

Plug-In’s first prototype vehicle, unveiled in December of 2008, is a Ford Mustang Conversion. Pure Electric Mustang conversions are now available to the public in two versions with a top speed in excess of 85 mph traveling up to 200 miles on a charge and can reach 0-60 in 5.6 seconds.  These vehicles have power steering, air conditioning and electric heat and regenerative braking. And they can be driven for less than 3 cents per mile. The Company is in the process of converting a Ford F150 as well as a few other family type vehicles.  To view a demonstration of the Mustang, visit the Company’s web site: www.pluginmotors.com

CCUC is now in the position to take advantage of a timely industry market demand to provide custom vehicles and power trains that will that will build a dominating presence in the aftermarket automotive up-fitter segment, including, but limited to “Pure Electric” vehicles, limousines, other livery, specialty fleet, classic automobiles and custom restorations.  The Company fully expects to have the first zero emissions, “Pure Electric” livery vehicle ready to unveil by first quarter of 2010.  The Company’s strategy is to offer and expand our line of products, eventually revolutionizing the specialty automotive vehicle market.

Mr. Gary Spaniak, Chief Executive Officer of CCUC, states, “Until now CCUC has been a marketing sales company.” Mr. Spaniak continues by stating, “ By bringing these two quality companies into CCUC, we now have the ability to provide a line of specialty vehicles the industry is asking for.”

Forward Looking Statements

Safe Harbor Statement under the Private securities Litigation Reform Act of 1995: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Henry Harrison

IR Pro 2.0

407-682-2001

hharrison@insidewallstreet.com